Ex. 10.3

Amendment Regarding Continuation of Active Employee Participant Benefits in Certain AT&T Benefit Plans in Connection with DIRECTV Transaction

This Amendment pertains to the following plans (the “In-Scope Plans”): (i) Executive Physical Program, (ii) Officer Disability Plan, and (iii) Supplemental Life Insurance Plan. The In-Scope Plans are amended to provide for a coverage continuation period (the “Coverage Continuation Period”) to be provided to those Officer level employees designated as Transitioned Executives for purposes of this Amendment by the Senior Executive Vice President – Human Resources of AT&T Inc. or her delegate (the “Transitioned Executives”). The Coverage Continuation Period begins on July 31, 2021, the date of closing of the DIRECTV transaction (the “Closing”) and shall continue through December 31, 2021 (the “Coverage Continuation Period End Date”). Provided, however, with regard to any Transitioned Executive whose employment with DIRECTV Entertainment Holdings, LLC or any of its subsidiaries terminates prior to the Coverage Continuation Period End Date, the Coverage Continuation Period for such Transitioned Executive shall end on the date of such termination of employment and that date would be the Coverage Continuation Period End Date for such Transitioned Executive.

During the Coverage Continuation Period, the Transitioned Executives shall continue to participate in the In-Scope Plans, applicable to each Transitioned Executive, as if they were active employee participants, subject to all applicable plan provisions. The following additional terms and conditions shall apply with respect to the Coverage Continuation Period:

•Only those individuals designated as Transitioned Executives are eligible for the Coverage Continuation Period. The job level of each Transitioned Executive, denoted in the designation of the Senior Executive Vice President – Human Resources of AT&T Inc. or her delegate, shall determine the In-Scope Plans applicable for each such individual during the Coverage Continuation Period.
•The Coverage Continuation Period will cease on the Coverage Continuation Period End Date. For those Transitioned Executives who were eligible for retiree participant coverage under the terms of an applicable In-Scope Plan as of the date of Closing, such retiree participant coverage shall commence as of the next day following the Coverage Continuation Period End Date.
•Supplemental Life Insurance Plan (“SLIP”) - The SLIP death benefit values will be based on compensation levels in effect on the day prior to the Closing (so that any post-Closing compensation changes do not impact SLIP benefits) for coverage during the Coverage Continuation Period or with respect to any retiree participant coverage.

Except as set forth above, the terms of the In-Scope Plans shall remain in full force and effect and are not impacted by this Amendment.

This Amendment is effective as of the date of the Closing.